(Logo of CULP appears here)

NEWS RELEASE                                    Contact:
                                                Franklin N. Saxon
                                                Senior Vice President &
                                                Chief Financial Officer

FOR IMMEDIATE RELEASE



CULP, INC. ANNOUNCES FILING OF REGISTRATION STATEMENT FOR OFFERING OF COMMON
STOCK


High Point, North Carolina (December 19, 1996) -- Culp, Inc. (Nasdaq/NM:CULP) today announced that it has filed a Registration Statement with the Securities and Exchange Commission covering the public offering of 1,600,000 shares of the Company's Common Stock. Of the shares being offered, 1,200,000 shares are being offered by the Company, with the balance being offered by certain non-management selling shareholders. The selling shareholders will also grant the underwriters an over-allotment option for an additional 240,000 shares. Wheat First Butcher Singer and Raymond James & Associates, Inc. will act as managing underwriters of the offering.

         A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         When publicly circulated, a preliminary prospectus relating to these securities may be obtained from Wheat First Butcher Singer; Attn: Equity Syndicate Department; Riverfront Plaza; 901 East Byrd Street; Richmond, Virginia 23219 and Raymond James & Associates; Attn: Equity Syndicate Department; 880 Carillon Parkway; St.
Petersburg, Florida 33716.

         Culp, Inc. designs, manufactures and markets fabrics for the furniture, bedding and institutional furnishings markets.


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